Exhibit 10.41

[NOTE : CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS BY IMCLONE SYSTEMS INCORPORATED.  THESE PORTIONS HAVE BEEN MARKED WITH TWO ASTERISKS ENCLOSED IN BRACKETS (i.e. [**]).  THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

AMENDED AND RESTATED LICENSE AGREEMENT

by and between

AVENTIS HOLDINGS, INC.

and

IMCLONE SYSTEMS INCORPORATED

Dated December 7, 2007

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AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (this “Agreement”) is entered into and effective as of December 7, 2007 (the “Effective Date”) by and between AVENTIS HOLDINGS, INC., a corporation duly organized and existing under the laws of Delaware and having its principal office at 3711 Kennett Pike, Suite 200, Greenville, Delaware 19807 (hereinafter referred to as “AVENTIS”), and IMCLONE SYSTEMS INCORPORATED, a corporation duly organized under the laws of the STATE OF DELAWARE and having its principal office at 180 Varick Street, New York, NY 10014 (hereinafter referred to as “IMCLONE”).

WITNESSETH

WHEREAS, Rhône Poulenc Rorer Inc. (“RPR”) and IMCLONE have been parties to that certain License Agreement entered into as of June 13, 1994 (the “License Agreement”);

WHEREAS, RPR through a series of intercompany agreements has assigned to AVENTIS the License Agreement since April 5, 2004;

WHEREAS, AVENTIS and IMCLONE desire to amend the License Agreement and to restate the same in its entirety, as provided in this Agreement;

WHEREAS, Yeda Research and Development Co. Ltd. (“YEDA”) has initiated legal proceedings in several countries seeking to change the inventorship and/or ownership of certain of the U.S. and Non-U.S. Patents and Patent Applications assigned to RPR (“the Inventorship and Ownership Proceedings”);

WHEREAS, IMCLONE, Aventis and YEDA have reached an agreement settling the Inventorship and Ownership Proceedings (the “Three-Way Settlement”)

WHEREAS, IMCLONE desires to manufacture, use and sell products which include the use of the Know-how and are covered by the claims of the Patent Rights, and is willing to expend its good faith efforts and resources to do so in return for an exclusive license by AVENTIS to whatever rights remain in AVENTIS after implementation of the Three-Way Settlement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

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“Affiliate” shall mean any corporation, company or other entity which directly or indirectly controls or is controlled by, or is under common control with, IMCLONE or AVENTIS.

“AVENTIS” shall mean AVENTIS and any subsidiary or Affiliate of AVENTIS.

“Commercial Sale” shall mean the sale for its intended use of a Licensed Product(s) to a third party which is not an Affiliate.

“Erbitux®” shall mean cetuximab (IMC-C225, and marketed as ‘Erbitux®’).

“IMCLONE” shall mean IMCLONE and any subsidiary or Affiliate of IMCLONE.

“Know-how” means AVENTIS owned or licensed information and materials useful for the manufacture, use, regulatory approval of, or sale of the Licensed Product.

“Licensed Product(s)” shall mean Erbitux®, IMC-11F8 and matuzumab (EMD-72000) as well as all derivatives, analogs, fragments, improvements, conjugates and bioequivalents of any of the foregoing.

“Net Sales,” with respect to particular Licensed Product(s), shall mean the gross amount received by IMCLONE, its Affiliates, or its sublicensees on all sales of such Licensed Product(s) less:

[**]

“Patent Rights” shall mean any and all non-U.S. patents and non-U.S. patent applications that claim priority to (a) U.S. Patent No. 6,217,866 or (b) any one or more of the patent applications for U.S. Patent No. 6,217,866, and any continuations, continuations-in-part, and division applications thereof, all foreign equivalents thereof, foreign patents and any reissues, re-examinations or extensions based thereon or a Supplementary Protection Certificate or the like in respect thereof.

“Royalty Payment(s)” shall mean the royalties paid by IMCLONE to AVENTIS under this Agreement.

“Supplementary Protection Certificate” shall mean the supplementary protection certificate for Medicinal products provided under Council Regulation (EEC) No. 1768/92 of June 18, 1992 and their equivalents.

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ARTICLE 1 - LICENSE AND SUBLICENSES

1.1           AVENTIS hereby grants to IMCLONE a worldwide exclusive right and license under Know-how, with the right to sublicense others, to make, have made, use, sell, offer for sale and import Licensed Product(s).

1.2           AVENTIS hereby grants to IMCLONE an exclusive license under Patent Rights, with respect to AVENTIS’ fifty percent ownership interest in such Patent Rights, with the right to sublicense others, to make, have made, use, sell, offer for sale and import Licensed Product(s) in all jurisdictions outside the United States.

1.3           In the event IMCLONE sublicenses the rights granted to it under Sections 1.1 or 1.2, IMCLONE shall remain responsible for all obligations hereunder.

1.4           The license granted herein shall extend in a country until expiration in such country of the IMCLONE royalty payment obligations as described in Sections 3.3 and 3.4.

1.5           Except as expressly set forth pursuant to the foregoing in this ARTICLE 1, neither party shall acquire any license or other intellectual property interest under this Agreement, by implication or otherwise, including patents, know-how, trademarks or copyrights owned or licensed by the other party or its respective Affiliates.

ARTICLE 2 - DUE DILIGENCE

2.1           IMCLONE shall use its good faith efforts to bring the Licensed Product(s) to market.  This good faith efforts requirement will be considered fulfilled if IMCLONE engages in a thorough, vigorous, and diligent program to exploit Patent Rights in all appropriate fields of use, which may include the sublicensing of Patent Rights to better exploit Patent Rights, as long as such a program is justified as determined by prudent business practice.

ARTICLE 3 - FEES AND ROYALTIES

3.1           With the exception of IMCLONE paying a single lump sum payment of $3,000,000 U.S. dollars to AVENTIS pursuant to the December 7, 2007 letter agreement between IMCLONE and AVENTIS (the “Side Letter”), no upfront license fees shall be due under this Agreement upon the execution of this Agreement.  AVENTIS shall retain all amounts already paid to it under the License Agreement before the Effective Date.  For the avoidance of doubt, except as expressly set forth in this ARTICLE 3, no other payments or any milestone or other royalty or other license payments shall be due from IMCLONE to AVENTIS in consideration for any licenses or other rights granted to IMCLONE under this Agreement.

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3.2           No other payments or any milestone or other royalty or other license payments shall be due from IMCLONE to AVENTIS (a) in respect of any Net Sales in the United States, or (b) subject to the provisions of Section 3.3 hereunder, with respect to Net Sales in a jurisdiction outside of the United States where there is no issued patent in the Patent Right(s) licensed by AVENTIS to IMCLONE hereunder.

3.3           IMCLONE shall pay to AVENTIS a royalty rate of [**] of Net Sales of Erbitux® outside the United States, in all oncological uses, and whether or not such sales are for use as a single pharmaceutical agent or in combination with any antineoplastic agent, including radiotherapy.  Such royalty obligation shall apply to Net Sales in any and all countries (other than the United States) in which there exists as of the Effective Date an unexpired issued patent in the Patent Rights.  Such royalty obligation shall commence on the Effective Date and thereafter terminate, on a country by country basis, on the later of (i) January 17, 2017 or such later date secured by a patent term extension for U.S. Patent No. 6,217,866, (ii) the expiration of the applicable issued patent in the Patent Rights including any patent term extension thereof, or (iii) ten (10) years from the grant of the marketing approval for Erbitux® in that country (and in such case, whether or not the marketing approval has been granted to Erbitux® by the competent authorities in such country as of the Effective Date).

3.4           IMCLONE shall pay to AVENTIS a royalty rate of [**] on Net Sales outside the U.S. for all IMC-11F8 and matuzumab (EMD-72000), in each case in all oncological uses, and whether or not such sales are for use as a single pharmaceutical agent or in combination with any antineoplastic agent, including radiotherapy.  Such royalty obligation under this Section 3.4 shall apply to Net Sales in any and all countries in the world other than the United States in which there exists as of the Effective Date an unexpired issued or pending patent in the Patent Rights.  Such royalty obligation under this Section 3.4 shall commence on the Effective Date and thereafter terminate, on a country by country basis, on expiration of the applicable issued patent in the Patent Rights including any patent term extension thereof.

3.5           No multiple royalties shall be payable because the Licensed Product(s), its manufacture, lease or sale are or shall be covered by more than one patent application or patent licensed under this Agreement.

3.6           Royalty payments shall be paid in United States dollars at such place as AVENTIS may reasonably designate consistent with the laws and regulations controlling in any foreign country.  Any withholding taxes that IMCLONE or any sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from royalty paid to AVENTIS.  IMCLONE shall furnish AVENTIS the original copies of all official receipts for such taxes.  If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate reported in the Wall Street Journal for the last day of the reporting period to which such royalty payments relate.

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3.7           The IMCLONE obligations to pay royalties to AVENTIS under Sections 3.3 and 3.4 are absolute and unconditional. IMCLONE shall have no right to withhold payments partially or totally if and when there is a dispute on the application of any provision of this Agreement.

ARTICLE 4 - REPORTS AND RECORDS

4.1(a)      IMCLONE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amount payable to AVENTIS by way of royalty as aforesaid.  Said books of account shall be kept at IMCLONE’s principal place of business or the principal place of business of the appropriate division of IMCLONE to which this Agreement relates.  Said books and the supporting data shall be open at all reasonable times, but not exceeding [**], for [**] years following the end of the calendar year to which they pertain, to the inspection of AVENTIS and/or an independent certified public accountant retained or employed by AVENTIS for the purpose of verifying IMCLONE’s royalty statement or compliance in other respects with this Agreement.  AVENTIS shall keep information contained in such reports confidential.

(b)      IMCLONE shall require all sublicensees to keep reports sufficient to show the amount payable to AVENTIS under this Agreement and to transmit such reports to IMCLONE at periodic intervals.  Such sublicensee reports shall be available to AVENTIS under the same conditions as the reports described in Section 4.1(a) above.

4.2           IMCLONE, within thirty (30) days after March 31, June 30, September 30 and December 31, of each year following the first Commercial Sale of a Licensed Product, shall deliver to AVENTIS true and accurate reports, giving such particulars of the business conducted by IMCLONE during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder.  These shall include at least the following:

(a)                                  All Licensed Products manufactured and sold.  Total billings for Licensed Product sold.

(b)                                 Accounting for all the Licensed Products used or sold.

(c)                                  Deductions applicable as provided in the definition of Net Sales.

(d)                                 Total royalties due.

(e)                                  Names and addresses of all sublicensees hereunder.

4.3           With each report submitted in accordance with Section 4.2, IMCLONE shall pay to AVENTIS the royalties due and payable under this Agreement.  If no royalties shall be due, IMCLONE shall so report.

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ARTICLE 5 - PATENT PROTECTION

5.1(a)      AVENTIS has transferred to IMCLONE its complete files of Patent Rights.  IMCLONE shall retain such files until this Agreement shall be terminated as hereinafter provided.  If this Agreement is so terminated, IMCLONE shall return to AVENTIS its complete files of Patent Rights, and shall keep one archive copy thereof.

(b)      As between AVENTIS AND IMCLONE, IMCLONE shall pay for the filing, prosecution and maintenance of all Patent Rights.

5.2           IMCLONE shall promptly furnish to AVENTIS copies of:

(a)                                  Patent applications within the Patent Rights filed in any Patent Office; and

(b)                                 Papers pertaining to the Patent Rights filed in or received from a Patent Office.

5.3           IMCLONE shall promptly inform AVENTIS of all matters concerning the filing, prosecution and maintenance of the Patent Rights, and shall send copies to AVENTIS of any relevant documents in connection with such Patent Rights.

ARTICLE 6 - TERMINATION

6.1           Upon any material breach or default of this Agreement by IMCLONE or AVENTIS, the non-breaching or non-defaulting party shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder, by ninety (90) days written notice to the other party.  Such termination shall become effective unless the breaching or defaulting party shall have cured such breach or default prior to the expiration of the ninety (90) day period from receipt of notice of breach or default.

6.2           Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any non-cancelable obligation that matured prior to the effective date of such termination.  IMCLONE and/or any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that IMCLONE shall pay to AVENTIS the royalties thereon as required by ARTICLE 3 of this Agreement, and shall submit the reports required by ARTICLE 4 hereof on the sales of Licensed Products.

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ARTICLE 7- REPRESENTATIONS AND WARRANTIES

7.1           AVENTIS and IMCLONE each represents and warrants that it has the power and authority to enter into and perform this Agreement.

7.2           AVENTIS represents and warrants that, subject to the Three-Way Agreement and the transactions contemplated thereunder, it has not granted or transferred and shall not grant or transfer to a third party any right or interest in any inventions, discoveries or improvements that would prevent IMCLONE from exercising or exploiting any rights granted under this Agreement.

ARTICLE 8- INFRINGEMENT

8.1           IMCLONE and AVENTIS shall promptly inform the other in writing of any alleged infringement of which it shall have notice by a third party and provide such other with any available evidence of infringement.

8.2           To the extent AVENTIS has the right to do so under the Three-Way Settlement, IMCLONE shall have the right, but shall not be obligated, to bring an action at its own expense for any infringements of the Patent Rights and, in furtherance of such right, AVENTIS hereby agrees to join IMCLONE as a nominal party plaintiff in any such suit where required for jurisdictional purposes, and to render to IMCLONE its best reasonable efforts to assist with such prosecution of IMCLONE’s rights, such as, to the extent possible, having its employees testify when requested and making available relevant records, papers, information, samples, specimens, and the like.  The total cost of any such infringement action commenced or defended solely by IMCLONE with or without AVENTIS as a nominal party plaintiff shall be borne by IMCLONE, and IMCLONE shall keep any recovery or damages for past infringement derived therefrom, except for the payment to AVENTIS of [**], from which costs and expenses of the infringement action have been deducted.

8.3           If within six (6) months after having been notified by AVENTIS or after notifying AVENTIS of any alleged infringement in accordance with Section 8.1, IMCLONE shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if IMCLONE shall notify AVENTIS at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in these events only, AVENTIS shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights.  No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of IMCLONE, which consent shall not be unreasonably withheld.  The total cost of any such infringement action commenced solely by AVENTIS shall by borne by AVENTIS and AVENTIS shall keep any recovery or damages for past infringement derived therefrom, except for the payment to IMCLONE of [**], from which costs and expenses of the infringement action have been deducted.  If IMCLONE joins

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AVENTIS in the enforcement of the Patent Rights by litigation under this Section 8.3, [**].

ARTICLE 9– RELEASE AND INDEMNITY

9.1           IMCLONE shall fully indemnify and hold harmless AVENTIS, as well as each of its affiliates, successors, and assigns, and its present or former officers, directors, agents, and employees (collectively, the “AVENTIS Released Parties”) from and against any third party claim or expense or cost relating in any way to any Patent Rights or to the manufacture, use or sale of Erbitux®.

9.2           IMCLONE fully and broadly releases the Aventis Released Parties from any claim of any kind, whether known or unknown, with respect to the License Agreement up to and including the date of this Amended and Restated License Agreement.  AVENTIS fully and broadly releases each of IMCLONE’s affiliates, successors, and assigns, and its present or former officers, directors, agents, and employees from any claim of any kind, whether known or unknown, with respect to the License Agreement up to and including the date of this Amended and Restated License Agreement.  For the avoidance of doubt, nothing in this Section 9.2 shall affect IMCLONE’s royalty payment obligations set forth under this Agreement going forward.

ARTICLE 10 - PRODUCT LIABILITY

10.1         IMCLONE shall defend, indemnify, and hold AVENTIS harmless from and against all liability, demands, damages, expense or losses for death, personal injury, illness or property damage arising (a) out of use by IMCLONE or its transferees of inventions licensed or Know-how furnished under this Agreement, or (b) out of any use, sale or other disposition by IMCLONE or its transferees of products made by use of such inventions or information, except to the extent that such loss, claim, damage, or liability arises in whole or in part from the gross negligence or willful misconduct of AVENTIS.  As used in this clause, “AVENTIS” includes its Officers, Agents and Employees, and “IMCLONE” includes its Subsidiaries, Contractors and Sub-contractors.

ARTICLE 11 - ASSIGNMENT

11.1         IMCLONE may assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it hereunder so long as such assignment or transfer shall be accompanied by a sale or other transfer of IMCLONE’s entire business or of that part of IMCLONE’s business to which the license granted hereby relates.  IMCLONE shall give AVENTIS thirty (30) days prior notice of such assignment and transfer.

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ARTICLE 12 - NON-USE OF NAMES

12.1         IMCLONE shall not use the name of AVENTIS nor any adaptation thereof in any advertising, promotional or sales literature without prior written consent of AVENTIS, in each case, except that IMCLONE may state that it is licensed by AVENTIS under one or more of the patents and/or applications comprising the Patent Rights.

ARTICLE 13 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

13.1         Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, or on the day it is received by such party if sent by any other method, addressed to such party at its address below or as it shall designate by written notice given to the other party:

In the case of AVENTIS, to:

Aventis Holdings, Inc.

3711 Kennett Pike,

Suite 200, Greenville,

Delaware 19807

Attn: President

With a copy to:

Sanofi-Aventis U.S. LLC

55, Corporate Drive

08807 Bridgewater

UNITED STATES

Attention: General Counsel

In the case of IMCLONE, to:

ImClone Systems Incorporated

180 Varick Street

New York, NY 10014

Attention: General Counsel

ARTICLE 14 - CONFIDENTIALITY

14.1         While this Agreement is in effect, and for a period of five (5) years thereafter, any technical or business related information or materials which AVENTIS or IMCLONE may disclose to each other shall be treated as confidential to

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the extent permitted by law.  Written confidential information shall be identified as confidential information.  Non-written confidential information shall be reduced to writing and identified as confidential information by the disclosing party within forty-five (45) days of disclosure.  Confidential information and materials shall be maintained in confidence by the receiving party and shall not be disclosed to any third party without prior written consent of the disclosing party, other than as contemplated by the terms of this Agreement.  This obligation shall not apply to information which:

(a)                                  is in the public domain prior to the disclosure through no fault of the receiving party;

(b)                                 becomes part of the public domain subsequent to disclosure through no fault of the receiving party;

(c)                                  is lawfully disclosed to the receiving party by a third party who is not obligated to retain such information in confidence;

(d)                                 is in the receiving party’s possession prior to disclosure as shown by reasonable proof;

(e)                                  lawfully becomes publicly known following disclosure to a government patent agency in connection with the prosecution of any Patent Rights or a regulatory agency responsible for the approval of therapeutic products; or

(f)                                    must be publicly disclosed pursuant to any government statute or regulation or any court order.

ARTICLE 15 - MISCELLANEOUS PROVISIONS

15.1         This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, except that questions affecting the construction and effect of any patent shall be determined by the patent law of the country in which such patent was granted.

15.2         The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof except for as set out in the Three-Way Settlement and the Side Letter.  Any other express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the License Agreement), are superseded by the terms of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both parties hereto.

15.3         If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and

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enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  In the event that the absence of the invalidated provision(s) adversely affects the substantive rights of the parties, the parties shall use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

15.4         All Licensed Products shipped to or sold in countries other than the United States shall be marked in such manner as to conform with the patent laws and practice of the country of manufacture or sale.

15.5         The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

15.6         Neither party shall be responsible or liable to the other for failure or delay in performance of this Agreement due to any war, fire, accident or other casualty or any changes in government laws or regulations, labor disturbance or acts of God, or any other contingency beyond the Party’s reasonable control.  In the event of the applicability of this Section 15.6, the party affected by such force majeure shall use its best efforts to eliminate, cure, and overcome any of such causes and resume performance of its obligations.

15.7         All rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code.  The parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.  Upon the bankruptcy of any party, the non-bankrupt party shall further be entitled to a complete duplicate of, or complete access to all documents embodying, any such intellectual property or relating to obtaining protection of or maintaining same, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt party, unless the bankrupt party elects to continue, and continues, to perform all of its obligations under this Agreement.

15.8         The captions to the Sections and Articles hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections and Articles hereof.

15.9         For the purpose of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other gender; (b) references to Articles, Sections and other subdivisions and to Schedules and Exhibits without reference to a document, are to designated Articles, Sections and other subdivisions of and to Schedules and Exhibits to this Agreement; (c) the use of the term “including” means “including but not limited to”;

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and (d) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement in whole and not to any particular provision.

15.10       It is expressly agreed that each of the parties shall be independent contractors and that the relationship between the parties shall not constitute a partnership, joint venture or agency.  Neither of the parties shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior written consent of the other party.

15.11       No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

15.12       Each party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting party shall not apply.

15.13       This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

*  *  *

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IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this License Agreement as of the Effective Date.

Aventis Holdings, Inc.	ImClone Systems Incorporated

By:	By:

Name:	Name:

Title:	Title:

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